Exhibit 99.1
Ratings
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Bowne & Co. Rating Cut To ‘B’ From ‘BB-’, Still On CreditWatch Negative

Primary Credit Analyst:
Michael Listner, New York (1) 212-438-2788;
michael_listner@standardandpoors.com
Secondary Credit Analyst:
Ariel Silverberg, New York (1) 212-438-1807;	Publication date: 16-Dec-08, 14:36:04 EST
ariel_silverberg@standardandpoors.com	Reprinted from RatingsDirect
• Current Ratings
NEW YORK (Standard & Poor’s) Dec. 16, 2008—Standard & Poor’s Ratings Services today lowered its corporate credit rating on Bowne & Co. Inc. to ‘B’ from ‘BB-’. We also lowered the issue-level rating on Bowne’s convertible subordinated debentures to ‘CCC+’ (two notches lower than the ‘B’ corporate credit rating), from ‘B’. These ratings remain on CreditWatch, where they were placed with negative implications Nov. 12, 2008. The recovery rating on the subordinated debt remains at ‘6’, indicating our expectation of negligible (0% to 10%) recovery for lenders in the event of a payment default.
          “The ratings downgrade reflects the rapid deterioration in Bowne’s operating performance and, consequently, the potential for a near-term covenant violation,” said Standard & Poor’s credit analyst Michael Listner.
          Although our expectations for Bowne’s operating performance have always factored in the highly cyclical nature of revenue and profitability for the firm, the current operating trends have exceeded our earlier expectations given the extent of the credit freeze and its impact on transaction volume. We anticipate that transactional revenue will continue to be depressed into 2009, putting further pressure on Bowne’s profitability and credit measures.
          The continued CreditWatch listing reflects our concern over the possibility of a near-term violation of the total leverage covenant and an expectation for heightened leverage and limited liquidity during the first half of 2009, as the company typically uses cash for working capital purposes in the first half of the year and repays debt in the latter half. In resolving the CreditWatch listing, Standard & Poor’s will monitor the progress and resulting terms of an expected required amendment to the company’s senior credit facility. Ratings may be lowered further in the near term if a resolution is not put in place to address pressures on the capital structure and covenant compliance.
          Complete ratings information is available to subscribers of RatingsDirect, the real-time Web-based source for Standard & Poor’s credit ratings, research, and risk analysis, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor’s public Web site at www.standardandpoors.com; select your preferred country or region, then Ratings in the left navigation bar, followed by Credit Ratings Search.
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